             As filed with the Securities and Exchange Commission on May 9, 2001
                                                Registration No. _______________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ______________________

                       FUSION MEDICAL TECHNOLOGIES, INC.
            (Exact name of Registrant as specified in its charter)
                             ______________________

   Delaware                                                     94-3177221
  (State of                                                  (I.R.S. Employer
incorporation)                                            Identification Number)

   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ______________________
                               PHILIP M. SAWYER
                     President and Chief Executive Officer
                       Fusion Medical Technologies, Inc.
                           34175 Ardenwood Boulevard
                           Fremont, California 94555
                                (510) 818-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ______________________

                                  Copies to:
                              DAVID J. SAUL, ESQ.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                          Palo Alto, California 94304
                                (650) 493-9300
                             ______________________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                             ______________________

     If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                             ______________________

                        CALCULATION OF REGISTRATION FEE
 ===================================================================================================================================
                                                                  Proposed Maximum
           Title of Each Class of               Amount to be      Offering Price Per       Proposed Maximum           Amount of
        Securities to be Registered              Registered            Share(2)         Aggregate Offering Price   Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock par value $.001(1).............      3,412,968             $5.88                 $20,068,251             $5,017.06
------------------------------------------------------------------------------------------------------------------------------------
Warrants to Purchase Common Stock (3).......        682,593
====================================================================================================================================

(1) Includes 2,730,375 shares of Common Stock and warrants exercisable into 682,593 shares of Common Stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low reported sales prices of our common stock on the Nasdaq National Market on May 3, 2001.
(3) Pursuant to Rule 457(g), because the shares of common stock issuable upon exercise of the warrants are also being registered in this registration statement, no additional registration fee is payable with respect to the warrants.

                            ______________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment.  A        +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to the registration or qualification under the securities +
+laws of any such State.                                                       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


               SUBJECT TO COMPLETION, DATED __________  __, 2001

PROSPECTUS
----------

                       FUSION MEDICAL TECHNOLOGIES, INC.

                       2,730,375 Shares of Common Stock
              Warrants to Purchase 682,593 Shares of Common Stock

     We have prepared this prospectus to allow the selling stockholders identified on page 14 to sell 2,730,375 shares of our common stock and warrants to purchase 682,593 shares of our common stock. We sold the shares and warrants to the selling stockholders on April 2, 2001, in a private placement. We are not selling any shares of common stock or any warrants for our common stock under this prospectus and we will not receive any of the proceeds received by the selling stockholders.

     Our common stock is traded on the Nasdaq National Market under the symbol "FSON." On May 8, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $6.50 per share.

                            ______________________

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2.

                            ______________________

Neither the United States Securities and Exchange Commission nor any state securities commission has approved the common stock, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is May _____, 2001.

                              PROSPECTUS SUMMARY

                       FUSION MEDICAL TECHNOLOGIES, INC.

     We develop, manufacture and market proprietary surgical hemostatic sealant products. Hemostatic products are used to stop bleeding during surgical procedures. Bleeding must be controlled to ensure surgical wounds are effectively closed and to avoid serious or possibly life-threatening complications, including blood loss, tissue damage, infection and excessive scarring. Our current commercial product is FloSeal(R) Matrix Hemostatic Sealant (FloSeal). FloSeal combines a collagen-derived gelatin with thrombin, a potent clotting agent, to control surgical bleeding. We believe the innovative physical structure of FloSeal provides performance advantages over existing surgical hemostatic products. Our advantages include:

     .  fast and effective bleeding control,
     .  easy on-site preparation,
     .  ease of use,
     . total absorption of FloSeal by the body within six to eight weeks, and . shortening of time to stop bleeding, potentially resulting in cost savings to hospitals and doctors.

     In December 1999, the FDA approved our pre-market approval application allowing us to market and sell FloSeal in the United States. In April 1999, we received approval to market FloSeal in the European Union. FloSeal is sold in the spinal and cranial surgical markets exclusively by Sulzer Spine-Tech under the trade name Proceed.

     For the year ended December 31, 2000, we sold $4.9 million of FloSeal world-wide. Based on our internal market research, we estimate the potential market for FloSeal is approximately $650 million annually, which represents approximately 4 million surgical procedures world-wide. We are focusing our current marketing efforts on cardiac, vascular, spinal, ear, nose and throat, head and neck, and cranial procedures, in which we believe we will have the most effective early market penetration. These procedures represent an approximate $370 million market, or 57% of FloSeal's potential market.

     The advantages of FloSeal can be most easily demonstrated in these markets. Consequently, we believe they are the most likely candidates for early acceptance of FloSeal by the medical community. Our strategy is to launch FloSeal into additional surgical specialties over time until we are selling into the entire applicable world-wide market. The next surgical specialties into which we plan to launch are non-spinal orthopedics and urology. We believe regulatory approval should not be a barrier to our growth in the United States or the European Union. Our products under development include the FloSeal Femoral Arteriotomy Sealing Technology (FAST(TM)) device, for use in catheter lab procedures, of which there are over 3.3 million performed each year, and the FloSeal sponge, a ready to use configuration of FloSeal for trauma and battlefield first aid situations.

     We are organized as a Delaware corporation with our principal executive offices located at 34175 Ardenwood Boulevard, Fremont, California 94555, and our telephone number is (510) 818-4600.

                                 RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties.

We have a history of losses. We expect losses to continue in the future, and we may never achieve profitability.

     We have not been profitable since our inception in 1992. For the year ended December 31, 2000, we generated $4.9 million of revenues. We incurred net losses of $7.7 million in 1998, $8.3 million in 1999, and $13.7 million in 2000. As of December 31, 2000, we had an accumulated deficit of $51.3 million. We do not expect our operating expenses to decrease as we continue to market our current commercial product, FloSeal, and to develop other products. The amount of future net losses and the time required to achieve profitability are highly uncertain. Therefore, we do not expect to achieve profitability before at least 2002, and we may never achieve profitability. If we do achieve profitability in any period, we may not be able to sustain or increase such profitability on a quarterly or annual basis.

We expect quarterly revenue and operating results to vary significantly in future periods, which could cause our stock price to fluctuate.

     Our operating results have varied widely in the past, and we expect they will continue to vary significantly from quarter to quarter as we commercially produce FloSeal and our other products under development in the market. Our quarterly results may fluctuate for many reasons, including:

     .  our limited operating history,
     . our dependence on FloSeal to provide future revenue, . our dependence on Sulzer Spine-Tech to sell Proceed into the spinal and cranial surgical specialties, and
     . our limited experience in manufacturing and marketing FloSeal in commercial quantities.

     As a result of these fluctuations and uncertainties in our operating results, we believe quarter-to-quarter or annual comparisons of our operating results are not a good indication of our future performance. In addition, at some point in the future, these fluctuations may likely cause us to perform below the expectations of public market analysts and investors. If our results were to fall below market expectations, the price of our common stock would likely fall.

We cannot be certain that we will be able to manufacture FloSeal in sufficiently high volumes at commercially reasonable costs.

     We have been manufacturing FloSeal for commercial sale only since December 1999 and have limited experience manufacturing our other products in the quantities necessary to achieve significant commercial sales. We cannot be certain we will be capable of reliable, high-volume manufacturing at commercially reasonable costs. We could encounter problems relating to:

     .  capacity constraints,
     .  production yields,

     .  quality control,
     .  mortages of qualified personnel, and
     .  raw materials supply.

     These problems could affect our ability to adequately increase and maintain uninterrupted production of our products and fill customer orders on a timely basis, in which case we may not be able to increase revenues or increase gross profits from sales. Furthermore, the adverse consequences of these problems could have a disproportionately large effect on us because the manufacturing of FloSeal is centralized in a single facility. Because we plan to move all manufacturing to the new Fremont, California facility by December 31, 2001, we will continue to manufacture FloSeal in a single facility.

     In addition, our manufacturing facilities are subject to the Quality System Regulation of the FDA, international quality standards and other regulatory requirements. Our failure to implement and maintain our facilities in accordance with these regulatory requirements and standards will result in a delay or termination of production. Any delay or termination of production would materially and adversely affect our ability to manufacture commercially necessary volumes and our ability to generate revenue.

We may not be able to increase revenues from the sale of FloSeal to achieve profitability by the end of 2002, if ever.

     We depend on the success of FloSeal, our lead product and currently only commercial source of revenue. Our success, if any, will depend on the medical community's continued acceptance of FloSeal and our ability to increase revenues from the sale of FloSeal through our current sales, marketing and distribution capability. We cannot guarantee sufficient growth in revenues to allow us to achieve profitability in 2002, if at all. A surgeon's use of FloSeal requires a change from more familiar products that are currently available. We cannot assure you that surgeons will change from using current products to FloSeal. FloSeal will have to be priced competitively and offer clinically significant advantages over other commercially available products in order to achieve market acceptance. Even if the market generally accepts FloSeal, surgeons may choose to use it in fewer procedures than we project. If FloSeal does not achieve significant sales growth or we are unsuccessful in increasing commercial manufacturing, we may not be able to significantly increase our revenues.

We derive a substantial portion of our revenue from Sulzer Spine-Tech, and any disruption of this relationship may cause our revenues to decline.

     During the year ended December 31, 2000, sales to Sulzer Spine-Tech of Proceed accounted for 60% of our product revenues. In July 1999, we entered into a world wide distribution agreement granting Sulzer Spine-Tech rights to sell the product configuration of FloSeal known as Proceed in most world wide spinal and cranial surgical specialty markets excluding Japan and a few other small markets where we already had distributor relationships in place. The agreement extends through June 30, 2002 and contains provisions for both minimum annual sales and termination in the event of change in control. We expect Sulzer Spine-Tech will continue to account for a significant portion of our revenue in the future. Our future success will depend upon the timing and size of future purchase orders by Sulzer Spine-Tech as well as their ability to distribute Proceed through their sales force. Sulzer Spine-Tech may be unable to satisfy minimum sales requirements, under the distribution agreement, or achieve projected sales levels, which could result in the termination of the agreement and harm on our business, financial condition and results of operations.

Our ability to achieve significant revenue will depend on our ability to grow our sales, marketing and distribution capabilities.

     Our ability to achieve significant revenue will depend heavily on our success in growing our sales and marketing capabilities. Our sales strategy combines a direct sales force and collaboration and distribution arrangements. We have built our own sales force to initially address only the cardiac, vascular, ear, nose and throat, and head and neck surgical markets for FloSeal in the United States. We cannot be certain we can continue to grow and manage an effective direct sales force for FloSeal. To the extent we rely on our direct sales force, we compete with other companies that have greater experience and better-funded marketing and sales operations.

     In addition to the Proceed distribution arrangement with Sulzer Spine-Tech, we have also entered into distribution agreements with European regional distributors for the distribution of FloSeal in the cardiac and vascular surgical markets in the European Union. Our distributors may be unable to satisfy minimum purchase agreement requirements or achieve projected sales levels under the distribution agreements, which could result in the termination of their agreements and harm our business. In addition, several of our agreements with regional distributors have one-year terms. The distributors are under no obligation to renew these agreements. As a result, we may need to seek new arrangements to sell and distribute FloSeal and our other products under development or to expand our own direct sales capabilities. Securing new partners or distributors is a time-consuming process, and we cannot guarantee that the negotiations with new distributors will result in arrangements on commercially reasonable terms. We cannot assure you that the terms of new arrangements will be favorable to us. In addition, we cannot assure you that our distributors will not distribute other products that compete directly with FloSeal or new products developed by competitors that may prove to be more effective or cost efficient alternatives than our products.

     We recently began selling FloSeal through a small direct sales force in Germany after terminating our agreement with the regional distributor. We cannot be certain that our sales in Germany will be more favorable to us than sales through a regional distributor or that sales in Germany will ever be sufficient to attain a profitable operation in that country.

We may be unable to increase FloSeal revenues effectively because the market for hemostatic products is highly competitive.

     The market for products that control surgical bleeding is highly competitive. FloSeal and our other products under development compete with a variety of products, such as topical hemostats, fibrin glues and other types of surgical sealants and adhesives.

     Competing products are manufactured and sold by several companies, including Pharmacia & Upjohn (maker of Gelfoam), Baxter International (maker of Tisseel, a fibrin glue product) and Johnson & Johnson. We cannot be certain that FloSeal or our other products under development will compete successfully against these existing products or any other products that may enter the marketplace.

     Our major competitors have several competitive advantages over us, such as:

     .  greater name recognition,
     .  broader product lines,
     . greater marketing and sales personnel resources, . stronger distribution networks,
     .  greater capital resources,
     .  larger regulatory compliance staffs, and

     . larger technological, research and development and clinical staffs and facilities.

     Our competitors may develop future products that are more effective, easier to use or more economical than FloSeal or our other products under development. Our competitors may also use technologies that could render our technology or products obsolete or unable to compete. Additionally, we cannot assure you that our marketing or other strategic partners, such as Sulzer Spine-Tech, will not pursue parallel development of technologies or products that compete with FloSeal or our other products under development.

     Smaller companies, such as Bard and CryoLife may also prove to be significant competitors, particularly through collaborative arrangements with large companies. Academic institutions, government agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product development and marketing. In addition, these companies and institutions compete with us in recruiting and retaining highly qualified scientific and management personnel.

We purchase key raw materials from single suppliers, with whom we do not have long term supply arrangements.

     We currently purchase essential elements of FloSeal and sterilization services from single suppliers. We purchase bovine hides from Spear Products and thrombin from GenTrac, Inc. We do not have long-term supply arrangements with these suppliers. In the event that raw materials from any of our current single-source suppliers become unavailable for any reason, we will be required to identify alternative suppliers. Identifying and utilizing additional or replacement suppliers for any of the components in FloSeal may not be accomplished quickly and could involve significant additional costs. In addition, FDA approval of any new supplier of a critical component would be required if that component was no longer available from the specified supplier. The qualification of a new supplier could delay our development and marketing efforts. Our failure to obtain any of the components used to manufacture FloSeal from alternative suppliers or any delay in qualifying a new supplier could limit our ability to manufacture FloSeal and would harm our business.

We manufacture FloSeal in two manufacturing facilities, both located in the San Francisco Bay Area in California. A natural disaster or power shortage is possible and could result in prolonged interruption of our business.

     We currently manufacture FloSeal in our Mountain View, California and Fremont, California facilities. After FDA approval of our Fremont facility, we intend to centralize all manufacturing operations at the Fremont facility. Both facilities are located in the San Francisco Bay Area in California, which is a seismically active area. With our manufacturing centralized in this area, a natural disaster, such as an earthquake, fire or flood, could substantially disrupt our manufacturing operations or destroy our facilities. Further, California is currently experiencing power outages due to a shortage in the supply of power within the state. If the power outages increase in severity, the outages could disrupt our manufacturing operations. This could cause delays and cause us to incur additional expenses and damage our reputation with our customers and our distributors. In addition, because the real estate market in the San Francisco Bay Area is extremely competitive and is likely to remain competitive, an alternative facility in the same area may not be available on commercially reasonable terms if we suffer a catastrophic loss from a natural disaster.

If we are unable to effectively develop and commercialize new products, our revenues may decline.

     To be successful, we will need, in part, to develop, market and sell products other than FloSeal. Our other products under development include our FloSeal FAST device and the FloSeal sponge. We cannot assure you that we will be able to successfully develop these products or, if developed, that we will generate revenues or profits from these products. Successful marketing and sale of our products under development depends, in significant part, on our ability to:

     . complete product development in a timely fashion, . obtain and maintain patents or other proprietary protections, . obtain required regulatory approvals from the FDA and other regulatory authorities,
     . implement efficient, commercial-scale manufacturing processes, . gain early entry into relevant markets, . establish sales, marketing, distribution and development collaborations,
        and
     .  demonstrate the efficacy and competitiveness of our products.

     If new industry standards emerge that we do not anticipate or adapt to, our products could be rendered obsolete and our revenues may decline. A number of factors, including research and development or manufacturing difficulties, could delay or prevent us from developing, introducing or marketing new products. In addition, our competitors may introduce new products before we do and achieve a competitive advantage in our targeted markets.

We may incur significant costs in maintaining compliance with regulations governing our manufacturing operations.

     We are required to maintain compliance with the good manufacturing practice requirements of the FDA's Quality System Regulation for medical devices, as well as regulatory authorities in the European Union. The Quality System Regulation and the European regulatory requirements relate to product testing and quality assurance, as well as the maintenance of records and documentation. The FDA and the European regulatory authorities enforce their regulatory requirements through periodic inspections. We can provide no assurance that we will be able to maintain compliance on an on-going basis. If we or any third-party manufacturer of our products or active ingredients do not conform to the Quality System Regulation or the requirements of the European regulatory authorities, we will be required to find alternative manufacturers that do conform to the Quality System Regulation. This may be a long and costly process. The FDA must approve alternative third-party manufacturers before they can commercially manufacture our products or some critical components, such as thrombin. We may incur significant costs to comply with laws and regulations and our failure to comply could lead to penalties that could impair our operating results or financial condition.

If we fail to maintain regulatory clearances and approvals for FloSeal, we may be unable to commercialize our products and our revenues may decline.

     Although we have obtained regulatory clearance and approval of FloSeal in the United States for almost all surgical applications and in the European Union for all surgical applications, we continue to be subject to extensive regulatory requirements. These regulations are wide-ranging and govern, among other things:

     .  product changes or modifications,
     .  product manufacturing,

     .  manufacturing quality control requirements,
     . reporting requirements to regulatory agencies, . unapproved, off-label uses, and
     .  product traceability.

     If we fail to comply with medical device laws or regulations, we may be fined and restricted from selling our products. If regulatory agencies believe we are not complying with the law, they can:

     .  detain or seize our products,
     .  issue a recall,
     .  enjoin future violations, and
     .  assess civil and criminal penalties against us.

     In addition, regulations are subject to change. We cannot predict the effect, if any, that such changes might have on our business. Our failure to comply with regulatory requirements could have a material adverse effect on our business.

     Our regulatory clearance and approval for the sale of FloSeal in the United States and the European Union could also be rescinded. For example, one of our principal competitors has claimed that FloSeal was improperly certified for sale in Germany as a medical device. The competitor claimed that FloSeal should be regulated as a drug. While no regulatory authority determined that our competitor's claim was correct, an adverse determination could restrict our ability to market and sell FloSeal in the United States or the European Union.

We may not be able to expand the international sale of our products without further approvals, which could significantly harm our ability to generate revenue.

     Marketing of FloSeal outside the United States requires compliance with local regulatory requirements. We have obtained regulatory approval for the commercial sale of FloSeal as a medical device in the European Union and in Switzerland, Canada, and Hong Kong. We have not yet received approval in other international markets. Without approval we will not be able to expand our international sales. In addition, if the regulatory approval we obtained for the commercial sale of FloSeal in the European Union, Switzerland, Canada, and Hong Kong is rescinded or otherwise becomes unavailable to us, we would not be able to market and sell FloSeal in the those countries without subsequent regulatory approval.

Failure to obtain regulatory approval for additional configurations of FloSeal and our other products under development could significantly harm our ability to generate revenue.

     The Center for Devices and Radiological Health, a division of the FDA, regulates applications of FloSeal technology. Before we can market additional configurations of FloSeal or any of our other products under development in the United States, we must show that our products are safe and effective. We must also obtain approval from the FDA, which cannot be guaranteed. We may be required to complete clinical trials and obtain approval for additional applications of FloSeal technology before they may be marketed. The FDA may also limit the commercial claims and uses of any of our future products.

     Similar requirements or restrictions apply in the European Union and elsewhere to the marketing and sale of additional configurations of FloSeal and our other products under development. If we are unable to obtain regulatory approval, our anticipated revenues, results of operations and financial condition would be harmed.

Our future success will depend in part on our ability to protect our intellectual property rights. Our inability to enforce these rights could cause us to lose sales and any competitive advantage we have.

     We have four issued United States patents relating to FloSeal. We also have ten issued United States patents and four pending patent applications relating to our other products under development and other technologies invented by our research department. We also have corresponding international patent applications filed under the Patent Cooperative Treaty, which provides certain rights overseas with respect to our patents. Our success depends to a significant degree on our ability to protect and preserve our intellectual property. To protect our intellectual property rights, we rely on the patent laws of the United States and the other countries where we market and sell FloSeal or intend to market and sell FloSeal or our other products under development. However, we cannot be certain that the steps we have taken will prevent third parties from using our technology without our authorization, independently developing technology without our authorization, or independently developing technology that is similar to ours, particularly in those countries where the laws do not protect our proprietary rights as fully as in the United States. In addition, we cannot assure you that patents will issue from our applications or that any patent will issue on technology arising from additional research or, if patents do issue, that claims allowed will be sufficient to protect our technologies.

     The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales, or otherwise harm our business. Although we do have several issued United States patents and several pending United States patent applications, our competitors may already have applied for patents that, once issued, will prevail over our patent rights or otherwise limit our ability to sell our products in the United States or elsewhere. Our competitors also may attempt to design around our patents or copy or otherwise obtain and use our proprietary technology. We may not be able to secure registration with respect to our pending patent applications. Failure to secure these registrations may limit our ability to protect the intellectual property rights that these applications are intended to cover.

We may be prevented from marketing and selling FloSeal or our other products under development if they infringe existing patents or patents that have not yet issued.

     Although we have conducted searches, there can be no assurance that third-party patents or other intellectual property rights will not cover FloSeal or our products under development. If they do, the continued development and marketing of our products would require a license under those patents or other intellectual property rights. We cannot be certain that required licenses will be available to us on commercially reasonable terms, if at all. If we do not obtain the licenses, we could encounter delays in product introductions while we attempt to design around the third-party patents, or we could be completely blocked from developing, manufacturing or selling products requiring the licenses.

     Moreover, because United States patent applications are not a matter of public record, a patent application could currently be on file that would prevent us from obtaining an issued patent. Litigation or interference proceedings declared by the United States Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications. Litigation or interference proceedings could result in substantial costs to us and a diversion of management focus, and could harm our business. In addition, a number of medical device and other companies, universities and research institutions have filed patent applications or may have been issued patents relating to compositions and methods for surgical sealing. The issuance of any of these potentially competing patents could damage our business.

FloSeal and our other products under development may infringe the intellectual property rights of others, which may cause us to become subject to expensive litigation, cause us to incur substantial damages, require us to pay significant license fees or prevent us from selling our products.

     On December 19, 2000, Cohesion Technologies, Inc. filed a patent infringement action against us in United States District Court, Northern District of California (San Jose) claiming we infringed on Cohesion Technologies' "Collagen-Polymer Matrices With Differential Biodegradability" patent (Patent #6,110,484), which claims a method for forming fibrin matrix at a tissue site. Cohesion Technologies is seeking unspecified damages and permanent injunctive relief.

     We believe the Cohesion Technologies' claim is without merit. Nevertheless, Cohesion Technologies' infringement claim may result in costly and protracted litigation, may divert the efforts of our management personnel, may cause product shipment delays, may require us to enter into a costly royalty or licensing agreements, may require us to pay damages, may harm our reputation or may prevent us from manufacturing, marketing or selling FloSeal or any of our other products under development. Moreover, if we are found to have violated Cohesion Technologies' intellectual patent rights, we may be subject to damages and other remedies. In addition, we may be required to either redesign our FloSeal products in order to avoid violating Cohesion Technologies' intellectual property or obtain a license to use Cohesion Technologies' intellectual property. In addition, we may be subject to litigation from other third-parties in which we would have to defend against claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights that may conflict with our business. These infringement claims would result in costly litigation, divert the efforts of our management personnel, cause product shipment delays, require us to enter into royalty or licensing agreements, require us to pay damages, harm our reputation or prevent us from manufacturing, marketing or selling FloSeal or any of our other products under development. Moreover, if we discovered that FloSeal or any of our products under development violated third-party intellectual property rights, we might be unable to redesign it to avoid violating their rights or to obtain a license to use the third-party intellectual property on commercially reasonable terms.

Failure by our customers to obtain adequate third-party reimbursement for the procedures utilizing FloSeal could impair our ability to market and sell FloSeal and generate revenues.

     Our United States customers generally rely on third-party insurers, such as federal Medicare, state Medicaid and private health insurance plans, to reimburse some or all of the cost of a procedure in which FloSeal would be used. We expect to sell FloSeal based on a prospective payment system. In a prospective payment system, the cost of FloSeal would be incorporated in the overall cost of the surgical procedures that use FloSeal instead of providing for a separate reimbursement for our products. However, we cannot assure you that third-party insurers will reimburse our customers for the cost of FloSeal. Our financial success depends, in part, on our customers obtaining satisfactory reimbursement for surgical procedures that use FloSeal. Failure by our customers to obtain sufficient reimbursement for these procedures or adverse changes in governmental and private insurance policies toward reimbursement for these procedures could result in reduction or elimination of purchases of FloSeal, which would reduce our revenues. Because FloSeal is priced at a premium to corresponding widely used hemostats, our business may also be harmed by the continuing efforts of third-party insurers to contain or reduce healthcare costs.

     International market acceptance of FloSeal and other products that we may develop in the future is dependent, in part, on the availability of reimbursement for the prevailing healthcare payment systems for our products or procedures that use our products. Reimbursement and healthcare payment systems in international markets vary significantly and include both government-sponsored healthcare and private insurance. We intend to seek reimbursement approvals where applicable. We cannot be certain any such approvals will be obtained in a timely manner, if at all. Failure to receive reimbursement approvals in the international market could impair our ability to market and sell FloSeal and generate revenue.

The use of products derived from cows could adversely impact our ability to market and sell our products.

     There is uncertainty as to the continued acceptance in the European Union of products that incorporate products derived from cows. This uncertainty is due to concerns about bovine spongiform encephalopathy (BSE), otherwise known as "mad cow disease". This disease is believed to be transmitted from cows to humans and may cause serious illness or death. FloSeal and our other products under development contain thrombin, extracted from the blood and lungs of cows and gelatin derived from the hides of cows. A reversal of European acceptance of FloSeal could harm our ability to market and sell FloSeal and our other products under development.

     Our European Notified Body has advised us that the safety of all medical products containing materials of animal origins must be re-evaluated with respect to BSE. There is no assurance the Notified Body will allow us to continue to sell FloSeal in Europe based on the results of our re-evaluation.
In addition, if the Notified Body does allow us to continue to sell FloSeal in Europe, it is possible that individual European countries could place their own requirements or restrictions on products containing material of animal origin. We cannot assure you that FloSeal would meet those requirements or restrictions. We could be required to stop selling FloSeal in those European countries whose requirements or restrictions we did not meet.

     Recently various news sources have reported an outbreak of foot and mouth disease in Europe. Should foot and mouth disease reach herds in the United States and the destruction of those infected herds impacts the availability of our raw materials, the prices for our raw materials could increase. Significant price increases in our raw materials may harm our business.

We may face product liability claims related to the use or misuse of our products, but our insurance coverage is limited and may be inadequate to cover potential claims.

     We face the risk of product liability claims. We cannot assure you that we will not experience losses due to product liability claims. We currently maintain liability insurance with combined coverage limits of $3.0 million on a claims-made basis. We cannot be certain that the size or the coverage of our insurance is adequate. The insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Any claims against us, regardless of their merit, could harm our business due to the cost of defending against such claims and diversion of management attention.

We may be unable to attract and retain qualified employees, who we need to build our business.

     We are highly dependent on our executive management team and staff. The loss of any of these persons, or our inability to recruit additional personnel necessary for our business, could substantially impair our manufacturing, marketing and sales, and research and development efforts and impede our ability to commercialize FloSeal and our other products under development. In addition, recruiting and retaining qualified technical and managerial personnel is critical to our success. Our business is located in the San Francisco Bay Area in California, where demand for experienced personnel is extremely high and is likely to remain high. As a result, competition for and retention of personnel, particularly for employees with technical expertise, is intense and the turnover rate for these people is high. We may not be able to recruit and retain qualified employees on commercially reasonable terms, which could impair our ability to achieve profitability.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under the sections entitled "Fusion Medical Technologies, Inc." as well as in the prospectus generally. In some cases, you can identify forward-looking statements by words like "believes," "intends," "expects," "anticipates," "plans," and similar expressions. This prospectus also contains third party estimates regarding the size and growth of the cardiovascular, spinal and vascular surgery markets, as well as the size of the suture and staples market and topical hemostat market. You should not rely on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for the reasons described above and elsewhere in this prospectus. We expressly disclaim any obligation to update any information in this prospectus, except as may otherwise be required by law.

                                USE OF PROCEEDS

     We will not receive proceeds from sales, if any, of the common stock and warrants by the selling stockholders under this prospectus. The purpose of this offering is to register our common stock and warrants for resale by the selling stockholder.

                         DESCRIPTION OF CAPITAL STOCK

     As part of our April 2, 2001 private placement, we issued 2,730,375 shares of common stock and warrants to purchase 682,593 shares of common stock. The following summary of our common stock and warrant provisions may not be complete and a full description of our common stock and warrant provisions are either incorporated by reference or are attached as an exhibit to this filing.

     Each warrant is exercisable at a fixed price of $3.66 per share. The warrants are exercisable immediately upon issuance and, unless exercised, will expire on April 2, 2006. The number of shares and the exercise price of the warrants may be adjusted for stock splits, dividends, reclassifications, reorganizations, consolidations and mergers. Except as expressly provided in the warrant agreement, the warrant holder is not entitled, by virtue of being such holder, to vote, receive dividends or other distributions, exercise any preemptive right, to receive any notice or other communications as a stockholder, or to exercise any other rights whatsoever as stockholder. Warrant holders shall exercise their respective warrants in accordance with the notice provisions contained in the warrant agreement. The shares of common stock, when and if issued in accordance with the warrant agreement, will be fully paid and nonassessable. It is expected that the shares of common stock will be listed for trading on the Nasdaq National Market System, subject to official notice of issuance.

     The holders of the common stock are entitled to one vote per share on all matters voted upon by the stockholders. The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive rights, conversion rights, subscription rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and nonassessable. In addition, all common stock holders may be eligible to participate in our preferred share rights agreement.

     A more detailed description of our common stock is contained in our Form SB-2 filed with the United States Securities and Exchange Commission on June 5, 1996, as amended. A more detailed description of our preferred share rights agreement is contained in our Form 8-A filed with the United States Securities and Exchange Commission on November 5, 1997, as amended.

                             SELLING STOCKHOLDERS

     We signed on April 2, 2001 and closed a private placement on April 9, 2001, in which we sold 3,412,968 shares of common stock and warrants to the selling stockholders listed in the below table. We are registering all 3,412,968 shares of common stock and warrants covered by this prospectus on behalf of the selling stockholders named in the table below. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from selling stockholders as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate. We refer to all of these possible sellers as selling stockholders in this prospectus.

     The table below sets forth the following information with respect to each selling stockholder, and as provided solely by each selling stockholder, as of April 9, 2001: (i) name and, if applicable, the address of the selling stockholder; (ii) the number and percentage of total outstanding shares of our common stock and warrants to purchase shares of common stock to each selling stockholder beneficially owned before this offering; (iii) the number of shares of common stock and the warrants to purchase shares of common stock each selling stockholder is offering; and (iv) the number and percentage of total outstanding shares of our common stock and warrants to purchase shares of common stock that the selling stockholder will own after the offering, assuming the selling stockholder sells all of the shares in this offering. Except as set forth in the footnotes to the table below, none of the selling stockholders has had a material relationship with us within the last three years other than as a result of the ownership of the shares or other securities of Fusion Medical Technologies. We do not know how long the selling stockholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

                                                                                      Percentage of Total
                                                 Number of                             Outstanding Fusion       Number of
                                              Shares/Warrants         Number of         Shares/Warrants      Shares/Warrants
                                            Beneficially Owned     Shares/Warrants     Beneficially Owned    Owned After the
Name of Selling Stockholder                 Before the Offering        Offered         After the Offering        Offering
---------------------------                 -------------------        -------         ------------------        --------
State of Wisconsin Investment Board(1)           2,655,945              511,945                 15.2%           2,144,000
   121 East Wilson Street
   Madison, Wisconsin 53707

Asset Management, LLC(2)                           341,297              341,297                  0.0%                   0
   Franklin P. Johnson Jr.
   2275 E. Bayshore Road
   Palo Alto, CA 94303

Alloy Ventures 2000, LLC(3)                      2,745,594            2,559,726                  1.3%             185,868
   Douglas E. Kelly, M.D.
   480 Cowper Street
   Palo Alto, CA 94301

___________________
(1) Includes 409,556 shares of common stock and warrants exercisable into 102,389 shares of common stock. Since June 2000, the State of Wisconsin Investment Board has owned over 10% of our outstanding common stock.
(2) 273,038 shares of common stock and warrants exercisable into 68,259 shares of common stock.

(3) Includes 1,486,457 shares of common stock and warrants exercisable into 371,614 shares of common stock are directly owned by Alloy Ventures 2000, L.P., 306,489 shares of common stock and warrants exercisable into 76,622 shares of common stock are directly owned by Alloy Investors 2000, L.P., 178,648 shares of common stock and warrants exercisable into 44,662 shares of common stock are directly owned by Alloy Corporate 2000, L.P. and 76,187 shares of common stock and warrants exercisable into 19,047 shares of common stock are directly owned by Alloy Partners 2000, L.P. Alloy Ventures 2000, LLC, the general partner of Alloy Ventures 2000, L.P., Alloy Investors 2000, L.P., Alloy Corporate 2000, L.P. and Alloy Partners 2000, L.P., may be deemed to have sole voting power to vote these shares and Craig Taylor, Douglas Kelly, John Shoch and Tony Di Bona, the managing members of Alloy Ventures 2000, LLC, may be deemed to have shared power to vote these shares. Also includes 78,439 shares of common stock solely owned by Craig Taylor, 35,874 shares of common stock solely owned by Douglas Kelly, 65,783 shares of common stock solely owned by John Shoch and 5,772 shares of common stock solely owned by Tony Di Bona. Douglas Kelly is currently a director of Fusion Medical Technologies.

                              PLAN OF DISTRIBUTION

     The selling stockholders may sell the common stock, the warrants and the common stock underlying the warrants from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may make these sales on one or more exchanges, in the over-the-counter market or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, or in privately negotiated transactions. The selling stockholders may use one or more of the following methods to sell the common stock:

     . a block trade in which the selling stockholder's broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;
     . a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;
     . an exchange distribution in accordance with the rules of the applicable exchange; and
     . ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the supplement will disclose:

     . the name of each selling stockholder and of the participating broker-dealer(s);
     .    the number of shares involved;
     .    the price at which the shares were sold;
     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     .    other facts material to the transaction.

     In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both.
Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because selling stockholders may be deemed "underwriters" within the meaning of section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will bear all costs, expense and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities in connection with their offering of the shares, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (and any amendments thereto) and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their common stock:

     . Annual report on Form 10-K405 for the fiscal year ended December 31, 2000, filed on April 13, 2001.

     . The description of our preferred stock rights agreement contained in Form 8-A12G filed on November 5, 1997, as amended in our Form 8-K filed on April 8, 1999 and our Form 8-A12G/A filed on April 11, 2001.

     . The description of our common stock contained in our Form SB-2 filed on June 5, 1996, as amended.

     To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

               Chief Financial Officer
               Fusion Medical Technologies, Inc.
               34175 Ardenwood Boulevard
               Fremont, CA 94555
               (510) 818-4600

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than the underwriting commission, payable by the Registrant in connection with the sale of common stock and warrants to purchase common stock being registered. All amounts are estimates except the SEC Registration Fee and the Nasdaq National Market Listing Application Fee.

     SEC Registration Fee.......................................              $  5,017
     Nasdaq National Market Listing Application Fee..............             $ 17,500
     Legal Fees and Expenses.....................................             $ 60,000
     Accounting Fees and Expenses................................             $  7,500
     Transfer Agent and Registrar Fees...........................             $  5,000
     Miscellaneous Expenses......................................             $  4,983
                                                                              $100,000

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Certificate of Incorporation and bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended.

     The Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     The Registrant's Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

Item 16.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits

      Exhibit
       Number                               Description
------------------   ---------------------------------------------------------
      3.2(1)          Amended and Restated Bylaws of the Registrant.
      3.3             Certificate of Amendment of the Bylaws of the Registrant.
      4.1(1)          Form of Common Stock Certificate.
      4.2             Form of Warrants to Purchase Shares of Common Stock dated
                      April 2, 2001.
      4.3(1)          Description of Common Stock.
      4.4(2)          Preferred Shares Rights Agreement dated October 10, 1997,
                      by and between Fusion Medical Technologies, Inc. and
                      BankBoston, N.A., including the Certificate of
                      Designation, the form of Rights Certificate and the
                      Summary of Rights attached as Exhibit A, B and C.
      4.5(3)          First Amendment to the Preferred Shares Rights Agreement
                      dated March 30, 1999, between Fusion Medical Technologies,
                      Inc. and BankBoston, N.A.
      4.6(4)          Second Amendment to the Preferred Shares Rights Agreement
                      dated April 11, 2001, between Fusion Medical Technologies,
                      Inc. and EquiServe Trust Company, N.A.
      5.1             Opinion of Counsel re:  legality.
     10.16            Form of Stock Purchase and Warrant Agreement dated April
                      2, 2001.
     23.1             Consent of PricewaterhouseCoopers LLP, independent
                      accountants.
     23.2(5)          Consent of Wilson Sonsini Goodrich & Rosati, Professional
                      Corporation.
     24.1 (See        Power of Attorney.
     Page II-5)

____________________
(1) Incorporated by reference to our Registration Statement on Form SB-2 (File No. 33-3990-LA) filed on April 22, 1996.
(2)  Incorporated by reference to our Form 8-A12G filed on November 5, 1997.
(3)  Incorporated by reference to our Form 8-K filed on April 8, 1999.
(4)  Incorporated by reference to our Form 8-A12G/A filed on April 11, 2001.
(5)    Contained within Exhibit 5.1.

Item 17.  Undertakings.

       The undersigned Registrant hereby undertakes that:


       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Fusion Medical Technologies pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction in the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registrant Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the ninth day of May 2001.

                                    FUSION MEDICAL TECHNOLOGIES, INC.

                                    By:  /s/ PHILIP M. SAWYER
                                        ---------------------------------
                                                    Philip M. Sawyer
                                       President and Chief Executive Officer


                    [REMAINDER OF PAGE INTENTIONALLY PAGE]

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip M. Sawyer and Larry J. Strauss and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every Act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                                   Title                              Date
 -------------------------------------   ----------------------------------------  -----------------------
/s/ PHILIP M. SAWYER                      President, Chief Executive Officer and           May 9, 2001
----------------------------------------  Director (Principal Executive Officer)
           Philip M. Sawyer

/s/ LARRY J. STRAUSS                      Vice President, Finance and Chief                May 9, 2001
----------------------------------------  Financial Officer (and Principal
           Larry J. Strauss               Accounting Officer)

/s/ GORDON W. RUSSELL                     Chairman of the Board of Directors               May 9, 2001
----------------------------------------
           Gordon W. Russell

/s/ OLAV B. BERGHEIM                      Director                                         May 9, 2001
----------------------------------------
           Olav B. Bergheim

/s/ VAUGHN D. BRYSON                      Director                                         May 9, 2001
----------------------------------------
           Vaughn D. Bryson

/s/ DOUGLAS E. KELLY, M.D.                Director                                         May 9, 2001
----------------------------------------
           Douglas E. Kelly, M.D.

/s/ J. MICHAEL EGAN                       Director                                         May 9, 2001
----------------------------------------
           J. Michael Egan

/s/ RONALD A. ELENBAAS                    Director                                         May 9, 2001
----------------------------------------
           Ronald A. Elenbaas

================================================================================

     You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document..


                               TABLE OF CONTENTS
                                ---------------
                                                                   Page
                                                                   ----
Prospectus Summary..............................................    1
Risk Factors....................................................    2
Use of Proceeds.................................................   12
Description of Capital Stock....................................   13
Selling Stockholders............................................   14
Plan of Distribution............................................   16
Legal Matters...................................................   18
Experts.........................................................   18
Where You Can Find More Information.............................   18
Incorporation by Reference......................................   18


                               3,412,968 Shares






                                 Common Stock
                                 and Warrants

                 ---------------------------------------------

                                  PROSPECTUS

                 ---------------------------------------------



                                 May ___, 2001




================================================================================